Exhibit 99.1

FOR IMMEDIATE RELEASE WEDNESDAY, APRIL 18, 2007 Contacts: David G. Gomach Mark Fleming EVP / CFO Corp. Communications & IR 920-882-5854 920-882-5646

W6316 Design Drive, Greenville, WI 54942
P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY ANNOUNCES COMPREHENSIVE PLAN TO ACCELERATE FUTURE GROWTH; ADJUSTS FISCAL 2007 GUIDANCE

Greenville, WI, April 18, 2007 – School Specialty, Inc. (NASDAQ: SCHS), a leading education company and the largest provider of supplemental learning products to the preK-12 education market, today announced a comprehensive three-part plan to simplify its business, and focus on core assets.

Part one involves the company’s intended sale of its video production company, School Specialty Media (SSM), and designating the asset a discontinued segment. The intended sale of the Hawthorne, NY-based SSM reflects School Specialty’s desire to focus investments and management’s attention on those businesses that advance the corporation’s long-term growth strategies.  “Our goal is to be the leader in each of the product markets in which we participate,” said Chief Executive Officer David J. Vander Zanden.  “We have a leadership position in many of our businesses, such as art, early childhood and science, however to achieve prominence in the specialized area of video production would require significant investment.  Our resources are best used to accelerate organic growth in our core product and service categories.”

“While our video business is highly respected in its market niche and has extremely talented associates, its future growth will be better achieved by being part of an organization that focuses on video production,” said Vander Zanden.

Exiting the video business represents a first step in the company’s effort to create a less complex organization that is more customer focused and more efficient.  “Over the past decade we’ve aggressively grown by acquiring a variety of education-related companies,” said Vander Zanden.  “We have focused our efforts on creating leverage by consolidating the back end of these acquired businesses.  As a result, the front end of our business is somewhat decentralized and is organized around the original market position of the acquired companies,” said Vander Zanden.

Part two of School Specialty’s plan will involve a previously stated goal of unifying the corporation’s marketing efforts within an integrated category management structure, which will better synchronize its go-to-market strategies, product development efforts and supplier relationships.  The new structure will organize around product and customer categories, rather than individual companies.  “This new structure will allow us to gain more in-depth understanding of customer needs, develop new product and service offerings and, ultimately, create new revenue streams and profitability,” noted Vander Zanden.  “In six months we intend to have 80% of our business operating on a single information technology platform, which gives us the capability to move toward this long-desired organizational design with a single focus on customer segments and product categories.”

Supporting the new integrated structure will be added investments in the company’s database marketing and research group, which was formed two years ago, and is currently led by Dave Johnson, Executive Vice President-Database Marketing.  “These investments will give us critically important tools to drive organic growth,” added Vander Zanden.  “With a better understanding of customer behaviors and the key drivers of revenue and profitability, we can make more informed business decisions and achieve greater success with customer penetration, prospecting activities, product selection and pricing strategies.”

Part three of the plan began with a complete review of the company’s position in the reading and literacy publishing market, where it currently participates in four market segments.  As a result of that review, the company has decided to focus on the reading intervention and supplemental publishing market segments through its EPS and Frank Schaffer imprints, and is in discussions regarding the forthcoming discontinuation of its distribution of AWARD reading materials.  In addition, the company is exploring strategic alternatives for its mass merchant trade book business, which provides specialized educational products to parents.

School Specialty entered the reading market three years ago by investing in several segments of the market.  Reading assets were also gained as part of larger acquisitions that primarily targeted other disciplines.   The decision to focus on reading intervention and supplemental publishing provides a clear vision of the company’s future investments in reading.  Steven Korte, Executive Vice President-Publishing, will continue to lead School Specialty’s publishing group, which includes a focus on the reading, science and early childhood segments.

Tom Slagle, President and Chief Operating Officer, will oversee development and execution of the detailed plans necessary to complete the company’s transformation.  It is expected that the changes will occur over the next two years.  “This new structure will simplify our business and focus us more clearly on customer segments that we believe will lead to stronger and sustained organic growth, as well as the greatest return to shareholders,” said Slagle.  “We will incur modest integration charges, but we expect to generate significant synergies and create long-term competitive advantage with these important changes.  After our detailed plans are completed over the summer, we’ll quantify the positive financial impact we expect for future periods.”

New Fiscal 2007 Guidance

As a result of the classification of SSM as a discontinued segment, School Specialty will record an asset impairment charge related to SSM during the fiscal 2007 fourth quarter in the range of $22 million to $27 million (pretax), or $0.60 to $0.75 per diluted share.  The final determination of the exact charge is under review as part of the fiscal 2007 year-end closing and will be announced with the release of fourth quarter results on June 5.  The charge is primarily due to the write-down to estimated market value of SSM’s intangibles, goodwill and product development costs.

In addition, the company is reducing its fiscal 2007 guidance to reflect the decisions noted above, as well as to reflect lower revenue for the fourth quarter than what was anticipated in its previous guidance, and to reflect costs associated with incremental supply chain costs, and additional sample expense that will be higher than expected in the quarter.  The revised revenue guidance is in a range of $1.065 billion to $1.07 billion, compared with the prior range of $1.07 billion to $1.09 billion.  Excluding SSM, the revised fiscal 2007 revenue guidance is $1.04 billion to $1.06 billion.  Fiscal 2007 diluted earnings per share, which includes a projected loss of $0.15 per diluted share from SSM’s discontinued operations and a $0.60 to $0.75 impairment charge, are expected to be in a range of $0.80 to $1.00, including share-based compensation expense, which is estimated to be $0.15 per share.  This range compares with the prior guidance of $1.85 to $1.90, which excluded the SSM impairment charge.  Excluding both the SSM operating loss and the range of impairment charges, projected fiscal 2007 diluted earnings per share would be in a range of $1.70 to $1.75, including share-based option expense.  Fiscal 2007 free cash flow is expected to be $55 million to $65 million.

The previous guidance for fiscal 2008, which was revenue growth in the 4 percent to 6 percent range over fiscal 2007 and diluted earnings per share growth of 12 percent to 20 percent over fiscal 2007 diluted earnings per share, is now $1.06 billion to $1.09 billion for revenue, and $2.00 to $2.20 for diluted earnings per share from continuing operations.  This new guidance includes an assessment of the revenue potential and identified costs associated with the company’s business integration and database marketing initiatives.

School Specialty will host a conference call tomorrow morning to discuss today’s announcement.  The call will be held Thursday, April 19 at 10 a.m. Central (11 a.m. Eastern).  The call will be simultaneously broadcast by Vcall, at www.vcall.com.  A replay of the call will also be available at the Vcall website, as well as through the General Investor Information Overview and Press Release pages of the School Specialty website, at www.schoolspecialty.com.

About School Specialty

School Specialty is a leading education company that provides innovative and proprietary products, programs, and services to help educators engage and inspire students of all ages and abilities.  It designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors, and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions.  These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk.  Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A. of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 29, 2006, which factors are incorporated herein by reference.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

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